Exhibit 99.1

REALNETWORKS ENTERS MOBILE GAMES MARKET: ACQUIRES EUROPEAN-BASED MR. GOODLIVING LTD

Real to combine extensive casual games library with Mr.Goodliving’s development and publishing technology to serve carriers world-wide

Developer of European mobile hits Trivial Pursuit™ and Playman Sports™ series bring their talents and games to Real

Seattle, WA and Helsinki, FINLAND — May 11, 2005 — RealNetworks®, Inc. (Nasdaq: RNWK), the global leader in downloadable PC-based casual games, today announced it has acquired Helsinki-based Mr. Goodliving™ Ltd, an innovative developer and publisher of high-quality mobile games throughout Europe. The acquisition establishes Real in the mobile games market, provides new market opportunities for its existing library of game titles, and will expand the reach of Mr. Goodliving’s titles into the US and Asia.

“Four years ago, we entered the casual games market with RealArcade. In that time, we have established a strong leadership position on the PC,” said Rob Glaser, chairman and CEO of RealNetworks, Inc. “Mr. Goodliving has a proven record of developing and delivering innovative mobile games content throughout Europe, where mass market adoption of advanced mobile services is firmly established. By joining forces with Mr. Goodliving, we are now expanding our casual games business onto mobile handsets worldwide.”

“Joining with Real enables our team to continue creating more of the top selling mobile games and provide those games to a wider global audience through Real’s mobile distribution network.” said Juha Ruskola, CEO of Mr. Goodliving. “We are very pleased to apply our creativity and technology skills to help Real become a leader in this rapidly expanding and ever changing mobile games industry.”

Based in Helsinki, Finland and founded in 1999, Mr. Goodliving has created exceptional, high-quality casual mobile games available throughout Europe. The company’s library of popular games includes the Playman Sports™ series and the European-distribution rights for the mobile edition of Trivial Pursuit™. Mr. Goodliving’s games are available today through more than 100 distributors and carriers including, Vodafone Global Content Services, MMO2 Group, Telefonica, H3G, T-Mobile International, and Orange Group.

In addition to its great games, Mr. Goodliving has developed EMERGE™, a proprietary development platform which enables rapid and scalable publishing of games to more than 200 handsets in 20 languages. By combining the mobile games titles of Mr. Goodliving with Real’s existing library of casual games, and using the innovative EMERGE deployment technology, Real can now provide robust and flexible mobile game solutions for wireless carriers looking to differentiate in today’s hyper-competitive marketplace.

Real’s games business, through RealArcade™ and GameHouse Studios™, is one of its fastest growing segments. For the first quarter of 2005, Real’s PC-based casual games business generated more than $12 million in revenue representing an 80% increase over the first quarter of 2004. Real currently has relationships with more than 70 wireless operators around the globe, and intends to build upon those relationships for mobile games distribution.

Real is acquiring Mr. Goodliving Ltd for approximately $15 million in cash. The transaction formally closed on Friday May 6, 2005. Real expects the acquisition to generate incremental revenue of approximately $3 million for the remainder of 2005 and approximately $8 million in 2006. The acquisition does not materially impact 2005 earnings guidance and is expected to be slightly accretive to 2006 earnings per share. The company noted that the financial guidance it provided on May 4, 2005 did not include the financial impact of the acquisition. Accordingly, the company is updating revenue guidance for 2005 to between $323 million and $333 million, up from previous revenue guidance of between $320 million and $330 million. At this time, Real is not disclosing additional financial information related to the acquisition.

Mr. Goodliving will operate as a wholly-owned subsidiary of Real. All of Mr. Goodliving’s employees will continue with Real and remain in their Helsinki location. Juha Ruskola will continue as Managing Director, Mr. Goodliving and lead Real’s mobile games business in Europe, Middle-East and Africa. He will report to Martin Plaehn, head of games.

For additional details about Real’s games services and businesses, visit www.realarcade.com, www.gamehouse.com, or www.mrgoodliving.com.

For More Information
US/Asia: Helen Chung, JLM Partners for RealNetworks, 206-381-3600, helen@jlmpartners.com or Maureen (Moe) Farley, RealNetworks, 206-892-6653, mfarley@real.com.

Europe: Stephen Orr or Lewis Webb, Axicom for RealNetworks, +44 20 8392 4065 or +44 20 8392 4065, stephen.orr@axicom.com or lewis.webb@axicom.com.

ABOUT REALNETWORKS
RealNetworks, Inc. is a leading creator of digital media services and software including the award-winning Rhapsody Internet jukebox service, RealArcade casual downloadable games service and the new RealPlayer 10. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

FORWARD LOOKING STATEMENTS: This release contains forward-looking statements regarding RealNetworks’ strategy to be the leading provider and creator of digital media entertainment and consumer services; future growth of RealNetworks’ games business domestically and internationally; continued development of new games and continued employment of Mr. Goodliving employees; new market opportunities for Real’s and Mr. Goodliving’s games; Real’s expansion into the mobile games market; future revenue for games and Real as a whole; impact of the acquisition on future earnings; and future employment of Mr. Goodliving employees. Actual results could differ materially from those predicted in such forward-looking statements. Factors that could cause actual results to differ from the results predicted include risks regarding: potential adverse responses by Mr. Goodliving distributors to the announcement of the acquisition; the risk that RealNetworks may not be able to successfully integrate Mr. Goodliving’s business following the closing of the acquisition; the potential inability of the combined company to retain key employees of Mr. Goodliving following the acquisition; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the proposed acquisition; risks associated with moving Real’s PC games to mobile handsets; and competition from other mobile games operators. Additional information concerning factors that could cause our actual results to differ materially from those contained in the forward-looking statements can be found in RealNetworks’ filings with the Securities and Exchange Commission (“SEC”), including but not limited to the most recent reports on Forms 10-Q and 10-K. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. RealNetworks assumes no obligation to update the forward-looking statements included in this document.

© 2005 RealNetworks, Inc. RealNetworks and RealArcade are trademarks or registered trademarks of RealNetworks, Inc. All third party trademarks are the property of their respective owners. All rights reserved.